Exhibit 99.1

Multi-Color Corporation Announces

Framingham, MA Plant Closing and Third Quarter Sales Volume

SHARONVILLE, Ohio, January 8, 2009 — Multi-Color Corporation (NASDAQ: LABL) today announced plans to consolidate its heat transfer label (HTL) manufacturing facility located in Framingham, Massachusetts into its other existing facilities. The transition will begin immediately with final plant closure within the next several months.

“This is another step forward in the continuing optimization of our manufacturing assets,” said Frank Gerace, President and CEO of Multi-Color. “These actions will strengthen our competitive position by reducing fixed costs and increasing manufacturing efficiencies. While this plant closing is a difficult business decision, it is a necessary step that the Company must take to align our manufacturing capacity and fixed cost structure to match current market conditions. I would like to thank all of our Framingham associates for their hard work and commitment to provide quality products to our customers.”

In connection with the closure of the Framingham facility, the Company expects to record a total charge of approximately $2.6 million during its fourth quarter period ending March 31, 2009, consisting of approximately $1.4 million in cash charges for employee severance and other termination benefits related to 62 associates and approximately $1.2 million in non-cash charges related to asset impairments.

In addition, the Company expects total net revenues for the third quarter period ending December 31, 2008 to increase approximately 30% to $63.0 million from $48.3 million. The increase in revenues is due to the Collotype acquisition completed in February 2008. Collotype revenues of approximately $22.0 million for the quarter were offset by negative organic growth of approximately 15% or $7.3 million. Total net revenues are expected to be lower than analysts’ estimates as a result of continued softness within North America and the impact of foreign currency fluctuations.

The Company will provide complete financial results for the third quarter of fiscal 2009 in its previously scheduled earnings announcement on January 30, 2009.

About Multi-Color (http://www.multicolorcorp.com)

Sharonville, Ohio based Multi-Color Corporation provides leadership in Global Label Solutions through its two business units: North American Business Unit and International Business Unit. Established in 1916, Multi-Color has grown to support the world’s most prominent brands including leading producers of Food & Beverage, Home & Personal Care, and Automotive Brands. Multi-Color acquired Collotype Labels on February 29, 2008. Collotype was established in 1903 in Adelaide, South Australia and has grown to become the world’s leading and most awarded pressure sensitive Wine & Spirits label printer. Multi-Color is the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue applied labels and shrink sleeves. Multi-Color has 14 manufacturing locations worldwide; 8 in the U.S., 5 in Australia and 1 in South Africa.

For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to successfully manage plant consolidations; ability to manage foreign operations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President – Finance and Chief Financial Officer

Multi-Color Corporation

(513) 345-1108